News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com


                             For Immediate Release

               Southwest Georgia Financial Corporation Announces
                Financial Results for the First Quarter of 2008

MOULTRIE, GEORGIA, April 24, 2008 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full-service community bank holding company, today reported net income of $739 thousand, or $0.29 earnings per diluted share, for the first quarter of 2008 compared with net income of $1.012 million, or $0.39 earnings per diluted share, for the first quarter of 2007. Lower net income was primarily due to $579 thousand, or 46%, lower revenue from the Company's mortgage banking subsidiary, Empire Financial.

Return on average equity for the first quarter of 2008 declined to 10.85% compared with 14.57% for the same period in 2007. Return on average assets for the quarter was 1.03% compared with 1.38% for the same period in 2007.

Revenue

Net interest income for the first quarter of 2008 was $2.319 million compared with $2.306 million for the same period in 2007. The Company's net interest margin was 3.75% for the first quarter of 2008, up 7 basis points from the same period last year. Total interest expense was $1.627 million for the first quarter, down $60 thousand from the same period a year ago, primarily due to decreases in interest rates paid on deposits.

Mr. DeWitt Drew, President and CEO of Southwest Georgia Financial, commented, "We believe that investing in sales and marketing in this challenging market will provide us with a competitive advantage. To that end, we have continued with our plans to expand geographically with a de novo branch in Valdosta.
We have leadership in place and are looking to identify a permanent site."

Noninterest income, which continued to be almost one-third of the Company's total revenue, was $1.7 million for the first quarter, down from $2.3 million during the same period in 2007. The largest contributor to noninterest income, mortgage banking services, decreased to $685 thousand, or 46%, from last year's first quarter. The level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. Revenue from service charges on deposit accounts decreased 5% from the same period a year ago to $398 thousand for the quarter. Revenue from insurance services decreased slightly to $357 thousand, while brokerage services income saw a slight increase.

Mr. Drew continued, "Our mortgage banking business is still weighed down with a few problem loans and related costs. We hope to make significant progress resolving those problems by the second half of the year. In the meantime, we are challenged to grow revenue in a tough market for funding loans. Nonetheless, they had a decent first quarter closing approximately $55 million in loans and are maintaining a pipeline of over $300 million."
                                    -MORE-

Total noninterest expense decreased 5% to $3.1 million for the first quarter of 2008 compared with $3.2 million in the first quarter of 2007. The largest component of noninterest expense, salaries and employee benefits, decreased to $1.8 million for the first quarter compared with $2.0 million in the same period last year. This decrease was mainly the result of reduced performance awards and benefit plan expenses. Amortization of intangible assets decreased $50 thousand when compared with the first quarter of 2007. The majority of the intangible assets related to the purchase of the commercial mortgage banking subsidiary have been amortized. Other operating expense was low in the first quarter of 2007 due to a $75 thousand refund in legal expenses. The other major categories of noninterest expense were either relatively flat or decreased in the first quarter of 2008 compared with the prior year's first quarter.

Balance Sheet Trends and Asset Quality

At March 31, 2008, total assets were $289.2 million compared with $302.4 million last year. Total loans decreased 4% to $125.2 million compared with $131.0 million at March 31, 2007. Deposits decreased to $229.4 million at the end of the first quarter of 2008, down $6.8 million from the same period in 2007.

The loan loss reserve coverage over total loans was 1.92%, while nonperforming assets to total assets increased to 1.15% compared with 0.83% last year. The increase in non-performing assets was centered on one large fully secured commercial real estate loan. Capital ratios well exceed the required regulatory levels.

Mr. Drew commented, "While we remain concerned about one large non-performing loan and general economic conditions, we have maintained an extremely high quality and healthy loan portfolio and have not made a provision for loan loss in two-and-a-half years. Our very low ratio of net charge offs to average loans demonstrates the strength of our asset quality. In fact, we recorded a recovery in this quarter."

Shareholders' equity was $26.9 million as of March 31, 2008, compared with $27.8 million at the end of the first quarter in the prior year. On a per share basis, book value was $10.57 at the end of the first quarter, down slightly from $10.70 at the end of the first quarter in 2007.

Capital Management

In March of 2008, the Board of Directors declared a quarterly cash dividend of $0.14 per share. The dividend currently has a yield of approximately 3.2% at an annual dividend rate of $0.56 per share. The Company has paid cash dividends for 80 consecutive years.

In the first quarter of 2008, the Company repurchased 1,800 shares at an average price of $17.75 per share. Including shares repurchased in the 2006 tender offer, the Company has repurchased a total of 1,284,181 shares of its common stock at an average price of $18.84 per share since the stock
repurchase program began in January 2000.   Currently, the Company has
approximately 2.5 million shares outstanding. The price per share data and number of shares repurchased are adjusted for any stock splits or stock dividends.


                                    -MORE-

The share repurchase authorization expired during the quarter and as part of its capital management planning, the Company and its Board of Directors elected to not extend the authorization.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $289 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:
                                 www.sgfc.com.


SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.









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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)

                                          (Unaudited)   (Audited)  (Unaudited)
                                            March 31,  December 31,  March 31,
                                              2008         2007        2007
ASSETS
Cash and due from banks                     $  9,085    $  8,736    $ 11,931
Interest-bearing deposits in banks            36,325       9,998      14,017
Federal funds sold                             7,185           0           0
Investment securities available for sale      79,367      31,188      32,310
Investment securities held to maturity        18,230      88,226      98,234
Federal Home Loan Bank stock, at cost          1,843       1,653       2,103
Loans, less unearned income and discount     125,164     119,008     130,953
   Allowance for loan losses                  (2,402)     (2,399)     (2,411)
      Net loans                              122,762     116,609     128,542
Premises and equipment                         6,184       6,291       6,506
Foreclosed assets, net                             0          90          65
Intangible assets                              1,212       1,283       1,629
Other assets                                   7,034       7,579       7,100
      Total assets                          $289,227    $271,653    $302,437
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                              $ 28,553    $ 23,086    $ 62,478
  Money market                                41,238      42,031      18,118
  Savings                                     22,155      20,561      23,808
  Certificates of deposit $100,000 and over   32,176      29,589      28,340
  Other time accounts                         66,783      66,153      65,820
      Total interest-bearing deposits        190,905     181,420     198,564
  Noninterest-bearing deposits                38,483      35,373      37,619
      Total deposits                         229,388     216,793     236,183

  Federal funds purchased                          0           0           0
  Other borrowings                            20,114      10,114      15,000
  Long-term debt                              10,000      15,000      20,229
  Accounts payable and accrued liabilities     2,795       3,228       3,234
      Total liabilities                      262,297     245,135     274,646
Shareholders' equity:
  Common stock - par value $1;  5,000,000
   shares authorized; 4,293,835 shares
   issued (*)                                  4,294       4,294       4,289
  Additional paid-in capital                  31,702      31,701      31,644
  Retained earnings                           17,421      17,039      17,411
  Accumulated other comprehensive income        (373)       (466)       (474)
      Total                                   53,044      52,568      52,870
Treasury stock - at cost (**)                (26,114)    (26,050)    (25,079)
      Total shareholders' equity              26,930      26,518      27,791
      Total liabilities and shareholders'
       equity                               $289,227    $271,653    $302,437

*    Common stock - shares outstanding     2,547,837   2,549,637   2,597,543
** Treasury stock - shares                 1,745,998   1,744,198   1,691,012


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
                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                                For the Three Months
                                                  Ended March 31,
                                                 2008*        2007*
Interest income:
 Interest and fees on loans                     $ 2,448       $ 2,526
 Interest and dividend on securities
  available for sale                                677           350
 Interest on securities held to maturity            518         1,033
 Dividends                                           28            31
 Interest on federal funds sold                      80             0
 Interest on deposits in banks                      195            53
     Total interest income                        3,946         3,993

Interest expense:
 Interest on deposits                             1,296         1,377
 Interest on federal funds purchased                  0             7
 Interest on other borrowings                       194           129
 Interest on long-term debt                         137           174
     Total interest expense                       1,627         1,687
     Net interest income                          2,319         2,306
Provision for loan losses                             0             0
     Net interest income after provision
      for losses on loans                         2,319         2,306

Noninterest income:
 Service charges on deposit accounts                398           417
 Income from trust services                          69            72
 Income from retail brokerage services               93            91
 Income from insurance services                     357           373
 Income from mortgage banking services              685         1,264
 Net gain (loss) on the sale or abandonment
  of assets                                          13             9
 Other income                                        97            90
     Total noninterest income                     1,712         2,316

Noninterest expense:
 Salary and employee benefits                     1,780         1,979
 Occupancy expense                                  207           206
 Equipment expense                                  165           157
 Data processing expense                            162           167
 Amortization of intangible assets                   71           121
 Other operating expense                            672           569
     Total noninterest expense                    3,057         3,199

Income before income tax expense                    974         1,423
Provision for income taxes                          235           411
     Net income                                 $   739       $ 1,012
Net income per share, basic                     $  0.29       $  0.39
Net income per share, diluted                   $  0.29       $  0.39
Dividends paid per share                        $  0.14       $  0.14
Basic weighted average shares outstanding     2,548,196     2,615,077
Diluted weighted average shares outstanding   2,556,093     2,626,008
                                    -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At March 31                                     2008           2007
Assets                                      $  289,227     $  302,437
Loans, less unearned income & discount         125,164        130,953
Deposits                                       229,388        236,183
Shareholders' equity                            26,930         27,791
Book value per share                             10.57          10.70
Loan loss reserve/loans                           1.92%          1.84%
Nonperforming assets/total assets                 1.15%          0.83%

                                             Three Months Ended March 31,
                                                 2008           2007

Net income                                  $      739     $    1,012
Earnings per share, basic                         0.29           0.39
Earnings per share, diluted                       0.29           0.39
Dividends paid per share                          0.14           0.14
Return on assets                                  1.03%          1.38%
Return on equity                                 10.85%         14.57%
Net interest margin (tax equivalent)              3.75%          3.68%
Net charge offs (recoveries)/ average loans     (0.01)%          0.02%

Quarterly                     1st Qtr    4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
Averages                        2008       2007      2007      2007      2007
Assets                        $287,826  $ 280,458  $285,527  $290,642  $294,124
Loans, less unearned income
 & discount                    123,691    123,617   127,668   130,310   127,548
Deposits                       228,165    218,977   216,872   224,575   229,866
Equity                          27,246     27,913    27,854    27,829    27,784
Return on assets                 1.03%    (0.99)%     1.09%     0.85%     1.38%
Return on equity                10.85%    (9.91)%    11.17%     8.92%    14.57%
Net income                    $    739  $   (692)  $    778  $    620   $ 1,012
Net income per share, basic   $   0.29  $  (0.27)  $   0.30  $   0.24   $  0.39
Net income per share, diluted $   0.29  $  (0.27)  $   0.30  $   0.24   $  0.39
Dividends paid per share      $   0.14  $    0.14  $   0.14  $   0.14   $  0.14












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